As filed with the Securities and Exchange Commission on October 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sprint Corporation

(Exact name of registrant as specified in its charter)

Delaware	4813	46-1170005
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6200 Sprint Parkway

Overland Park, Kansas 66251

(800) 829-0965

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sprint Communications, Inc.

(as subsidiary guarantor in respect of certain debt securities)

(Exact name of registrant as specified in its charter)

Kansas	4813	48-0457967
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6200 Sprint Parkway

Overland Park, Kansas 66251

(800) 829-0965

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles R. Wunsch, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(913) 794-1496

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Eric Maki, Esq. Jones Day 222 East 41st Street New York, New York 10017-6702 (212) 326-3939	Kimberly J. Pustulka, Esq. Jones Day 901 Lakeside Avenue Cleveland, OH 44114-1190 (216) 586-3939

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
7.250% Notes due 2021	$2,250,000,000	100%	$2,250,000,000	$261,450
Guarantee of 7.250% Notes due 2021	—	—	—	— (2)
7.875% Notes due 2023	$4,250,000,000	100%	$4,250,000,000	$493,850
Guarantee of 7.875% Notes due 2023	—	—	—	— (2)
7.125% Notes due 2024	$2,500,000,000	100%	$2,500,000,000	$290,500
Guarantee of 7.125% Notes due 2024	—	—	—	— (2)

(1)	Calculated pursuant to Rule 457(f) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933 no separate fee is payable for the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2014

SPRINT CORPORATION

Offer to Exchange up to

$2,250,000,000

Aggregate Principal Amount of

Newly Issued

7.250% Notes due 2021

For

a Like Principal Amount of

Outstanding

Restricted 7.250% Notes due 2021

Issued on September 11, 2013

Offer to Exchange up to

$4,250,000,000

Aggregate Principal Amount of

Newly Issued

7.875% Notes due 2023

For

a Like Principal Amount of

Outstanding

Restricted 7.875% Notes due 2023

Issued on September 11, 2013

Offer to Exchange up to

$2,500,000,000

Aggregate Principal Amount of

Newly Issued

7.125% Notes due 2024

For

a Like Principal Amount of

Outstanding

Restricted 7.125% Notes due 2024

Issued on December 12, 2013

On September 11, 2013, Sprint Corporation issued $2,250,000,000 aggregate principal amount of restricted 7.250% Notes due 2021 and $4,250,000,000 aggregate principal amount of restricted 7.875% Notes due 2023 and on December 12, 2013, Sprint Corporation issued $2,500,000,000 aggregate principal amount of restricted 7.125% Notes due 2024 in private placements. We refer to these notes collectively as the “Original Notes.” The Original Notes are fully and unconditionally guaranteed by Sprint Corporation’s wholly owned subsidiary, Sprint Communications, Inc.

We are offering to exchange up to $2,250,000,000 aggregate principal amount of new 7.250% Notes due 2021, $4,250,000,000 aggregate principal amount of new 7.875% Notes due 2023 and $2,500,000,000 aggregate principal amount of new 7.125% Notes due 2024, which we refer to collectively as the “Exchange Notes,” for our outstanding restricted 7.250% Notes due 2021, restricted 7.875% Notes due 2023 and restricted 7.125% Notes due 2024, respectively. We refer to these offers to exchange collectively as the “Exchange Offer.” The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, or the “Securities Act,” and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Each series of Exchange Notes will be part of the same series of corresponding Original Notes and issued under the same base indenture and applicable supplemental indenture. The Exchange Notes will be exchanged for Original Notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

The Exchange Offer expires at 9:00 a.m. New York City time on                 , 2014 (which is the 21st business day after the commencement of the Exchange Offer), unless extended, which we refer to as the “Expiration Date.”

We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the Exchange Notes is anticipated.

You should consider carefully the risk factors beginning on page 10 of this prospectus before deciding whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2014.

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This prospectus may only be used where it is legal to make the Exchange Offer and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offer where it is legal to do so.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Sprint Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251, Attention: Investor Relations, telephone: (800) 259-3755. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than             , 2014, which is five full business days before you must make a decision regarding the Exchange Offer.

In making a decision regarding the Exchange Offer, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date of the front cover of this prospectus or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise indicated (including, without limitation, as set forth under the heading “Description of the Notes”), the terms “Company,” “issuer,” “Sprint,” “us,” “we” and “our” refer to Sprint Corporation and its consolidated subsidiaries. In this prospectus, unless otherwise indicated, including as set forth under the heading “Description of the Notes,” the term “Sprint Communications” refers to Sprint Communications, Inc. but not its subsidiaries.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Some of the trademarks we own or have the right to use include the Sprint name. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©,® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, tradenames and copyrights.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward-looking statements. They can be identified by the use of forward-looking words, such as “may,” “could,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include, among other things, the following:

•	our ability to retain and attract subscribers and to manage credit risks associated with our subscribers;

•	the ability of our competitors to offer products and services at lower prices due to lower cost structures;

•	our ability to operationalize the anticipated benefits from the SoftBank Corp. (“SoftBank”), Clearwire (as defined below) and United States Cellular Corporation (“U.S. Cellular”) transactions;

•	our ability to comply with the restrictions imposed by the U.S. Government as a precondition to our merger with SoftBank;

•	our ability to fully integrate the operations of Clearwire Corporation and its consolidated subsidiary Clearwire Communications LLC (together “Clearwire”) and access and utilize its spectrum;

•	the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and on the geographic areas served by Sprint’s wireless networks;

•	the impact of equipment net subsidy costs; the impact of increased purchase commitments; the overall demand for our service offerings, including the impact of decisions of new or existing subscribers between our postpaid and prepaid service offerings; and the impact of new, emerging and competing technologies on our business;

•	our ability to provide the desired mix of integrated services to our subscribers;

•	the ability to generate sufficient cash flow to fully implement our network modernization and integration plans to improve and enhance our networks and service offerings, improve our operating margins, implement our business strategies and provide competitive new technologies;

•	the effective implementation of our network modernization plans, including timing, execution, technologies, costs, and performance of our network;

•	our ability to retain subscribers acquired during transactions and mitigate related increases in churn;

•	our ability to continue to access our spectrum and additional spectrum capacity;

•	changes in available technology and the effects of such changes, including product substitutions and deployment costs;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•	the impact of various parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide devices or infrastructure equipment for our networks;

•	the costs and business risks associated with providing new services and entering new geographic markets;

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•	potential increase in subscriber churn, bad debt expense and write-offs related to our service plans;

•	the effects of any material impairment of our goodwill or indefinite-lived intangible assets;

•	the effects of any future merger or acquisition involving us, as well as the effect of mergers, acquisitions and consolidations, and new entrants in the communications industry, and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the costs or potential customer impact of compliance with regulatory mandates including, but not limited to, compliance with the Federal Communications Commission’s Report and Order to reconfigure the 800 MHz band and government regulation regarding “net neutrality”;

•	equipment failure, natural disasters, terrorist acts or breaches of network or information technology security;

•	one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes, or other external factors over which we have no control;

•	the impact of being a “controlled company” exempt from many corporate governance requirements of the NYSE; and

•	other risks referenced from time to time in our filings with the SEC, including in Part I, Item 1A “Risk Factors” of our Transition Report on Form 10-K for the three-month transition period ended March 31, 2014.

We specifically disclaim any obligation to update any factors or publicly announce the results of revisions to any of the forward-looking statements included in this prospectus, including the information incorporated by reference, to reflect future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Do not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to the registration statement because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any subsequent date.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have incorporated by reference information into this prospectus. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251, Attention: Investor Relations, telephone: (800) 259-3755.

This prospectus incorporates by reference the following documents that we have filed with the SEC but have not included or delivered with this prospectus:

•	Transition Report on Form 10-K for the three-month transition period ended March 31, 2014, filed on May 27, 2014 (the financial statements included in Item 8 of our Transition Report on Form 10-K for the three-month transition period ended March 31, 2014 have been superseded by the financial statements in our Current Report on Form 8-K filed with the SEC on June 18, 2014);

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed on August 8, 2014; and

•	Current Reports on Form 8-K filed on June 18, 2014, August 4, 2014, August 6, 2014, August 8, 2014, October 3, 2014 and October 6, 2014 and on Form 8-K/A filed on August 6, 2013 (but only with respect to Exhibit 99.4) and April 23, 2014;

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the Exchange Offer has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the accompanying prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

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SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our Company, the Exchange Notes (as defined below) and the consolidated financial statements and the related notes incorporated by reference into this prospectus. You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” in this prospectus before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Company Overview

Sprint Corporation, including its subsidiaries, is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers, and resellers.

As of June 30, 2014, we are the third largest wireless communications company in the United States based on wireless revenue, one of the largest providers of wireline long distance services, and one of the largest internet carriers in the nation. Our services are provided through our ownership of extensive wireless networks, an all-digital global long distance network and a Tier 1 Internet backbone. We offer wireless and wireline voice and data transmission services to subscribers in all 50 states, Puerto Rico, and the U.S. Virgin Islands under the Sprint corporate brand, which includes our retail brands of Sprint®, Boost Mobile®, Virgin Mobile®, and Assurance Wireless® on networks that utilize third generation code division multiple access or Internet protocol technologies. We also offer fourth generation services utilizing Long Term Evolution as well as Worldwide Interoperability for Microwave Access technologies (which we expect to shut-down by the end of calendar year 2015). We utilize these networks to offer our wireless and wireline subscribers differentiated products and services whether through the use of a single network or a combination of these networks. We offer wireless services on a postpaid and prepaid payment basis to retail subscribers and also on a wholesale and affiliate basis, which includes the sale of wireless services that utilize the Sprint network but are sold under the wholesaler’s brand.

We maintain our principal executive offices at 6200 Sprint Parkway, Overland Park, Kansas 66251. Our telephone number there is (800) 829-0965. The address of our website is www.sprint.com. Information on, or accessible through, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to (i) $2,250,000,000 aggregate principal amount of Sprint Corporation’s registered 7.250% Notes due 2021, which we refer to as the “New 2021 Notes,” for an equal principal amount of Sprint Corporation’s outstanding restricted 7.250% Notes due 2021, which we refer to as the “Original 2021 Notes,” that were issued on September 11, 2013, (ii) $4,250,000,000 aggregate principal amount of Sprint Corporation’s registered 7.875% Notes due 2023, which we refer to as the “New 2023 Notes,” for an equal principal amount of Sprint Corporation’s outstanding restricted 7.875% Notes due 2023, which we refer to as the “Original 2023 Notes,” that were issued on September 11, 2013 and (iii) $2,500,000,000 aggregate principal amount of Sprint Corporation’s registered 7.125% Notes due 2024, which we refer to as the “New 2024 Notes,” for an equal principal amount of Sprint Corporation’s outstanding restricted 7.125% Notes due 2024, which we refer to as the “Original 2024 Notes,” that were issued on December 12, 2013. We refer to the Original 2021 Notes, the Original 2023 Notes and the Original 2024 Notes collectively as the “Original Notes.” We refer to the New 2021 Notes, the New 2023 Notes and the New 2024 Notes collectively as the “Exchange Notes.” The terms of each series of Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except for transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. Each series of Exchange Notes will be of the same class as the corresponding series of outstanding Original Notes. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Purpose of the Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the respective registration rights agreements entered into at the time we issued and sold the Original 2021 Notes, the Original 2023 Notes and the Original 2024 Notes.

Expiration Date; withdrawal of tenders; return of Original Notes not accepted for exchange	The Exchange Offer will expire at 9:00 a.m., New York City time, on , 2014, or on a later date and time to which we extend it. We refer to such time and date as the “Expiration Date.” Tenders of Original Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Procedures for tendering Original Notes	Each holder of Original Notes wishing to participate in the Exchange Offer must follow procedures of DTC’s Automated Tender Offer Program, or “ATOP,” subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receive, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your Original Notes; and

•	you agree to be bound by the terms of the letter of transmittal.

See “The Exchange Offer—Procedures for tendering Original Notes.”

Consequences of failure to exchange the Original Notes	You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of failure to exchange.”

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes of any series being tendered or accepted for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange agent	The Bank of New York Mellon Trust Company, N.A.

United States federal income tax considerations	Your exchange of an Original Note for an Exchange Note of the corresponding series will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you. Immediately after the exchange, you will have the same adjusted tax basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “United States Federal Income Tax Considerations.”

Risk factors	You should consider carefully the risk factors beginning on page 10 of this prospectus before deciding whether to participate in the Exchange Offer.

The Exchange Notes

The following is a brief summary of the principal terms of the Exchange Notes. The terms of each series of Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except that the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes will not apply to the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Exchange Notes, see “Description of the Notes.”

The New 2021 Notes

Issuer	Sprint Corporation

Securities offered	$2,250,000,000 aggregate principal amount of 7.250% Notes due 2021. The New 2021 Notes offered hereby will be of the same class as the Original 2021 Notes.

Maturity date	The New 2021 Notes will mature on September 15, 2021.

Interest payment dates	March 15 and September 15, commencing March 15, 2014.

Optional redemption	The New 2021 Notes will be redeemable, from time to time, as a whole or in part, at our option, at a redemption price equal to the greater of 100% of the principal amount of the New 2021 Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined in “Description of the Notes—Make whole optional redemption”), plus 50 basis points; plus, in each case, accrued interest to the date of redemption that has not been paid. See “Description of the Notes—Make whole optional redemption.”

Repurchase of New 2021 Notes upon a change of control triggering event.	The occurrence of a change of control, together with a ratings decline, will be a triggering event requiring us to offer to purchase from you all or a portion of your New 2021 Notes at a price equal to 101% of their aggregate principal amount, together with accrued and unpaid interest, if any, up to but excluding the date of repurchase.

Guarantee	The New 2021 Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Sprint Communications (the “2021 Notes Sprint Communications Guarantee”).

Ranking	The New 2021 Notes will be our general unsecured senior obligations and will:

•	rank equally with our other senior unsecured indebtedness;

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, other than Sprint Communications;

•	be effectively subordinated to all existing and future secured indebtedness to the extent of the value of the assets securing such debt; and

•	be senior in right of payment to all debt obligations that are, by their terms, expressly subordinated in right of payment to the notes.

See “Description of the Notes—Ranking.”

Absence of public market for the New 2021 Notes	The New 2021 Notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for a listing of the New 2021 Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New 2021 Notes.

Use of proceeds	We will not receive any cash proceeds from the issuance of the New 2021 Notes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

The New 2023 Notes

Issuer	Sprint Corporation

Securities offered	$4,250,000,000 aggregate principal amount of 7.875% Notes due 2023. The New 2023 Notes offered hereby will be of the same class as the Original 2023 Notes.

Maturity date	The New 2023 Notes will mature on September 15, 2023.

Interest payment dates	March 15 and September 15, commencing March 15, 2014.

Optional redemption	The New 2023 Notes will be redeemable, from time to time, as a whole or in part, at our option, at a redemption price equal to the greater of 100% of the principal amount of the New 2023 Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined in “Description of the Notes—Make whole optional redemption”), plus 50 basis points; plus, in each case, accrued interest to the date of redemption that has not been paid. See “Description of the Notes—Make whole optional redemption.”

Repurchase of New 2023 Notes upon a change of control triggering event.	The occurrence of a change of control, together with a ratings decline, will be a triggering event requiring us to offer to purchase from you all or a portion of your New 2023 Notes at a price equal to 101% of their aggregate principal amount, together with accrued and unpaid interest, if any, up to but excluding the date of repurchase.

Guarantee	The New 2023 Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Sprint Communications (the “2023 Notes Sprint Communications Guarantee”).

Ranking	The New 2023 Notes will be our general unsecured senior obligations and will:

•	rank equally with our other senior unsecured indebtedness;

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, other than Sprint Communications;

•	be effectively subordinated to all existing and future secured indebtedness to the extent of the value of the assets securing such debt; and

•	be senior in right of payment to all debt obligations that are, by their terms, expressly subordinated in right of payment to the notes.

See “Description of the Notes—Ranking.”

Absence of public market for the New 2023 Notes	The New 2023 Notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for a listing of the New 2023 Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New 2023 Notes.

Use of proceeds	We will not receive any cash proceeds from the issuance of the New 2023 Notes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

The New 2024 Notes

Issuer	Sprint Corporation

Securities offered	$2,500,000,000 aggregate principal amount of 7.125% Notes due 2024. The New 2024 Notes offered hereby will be of the same class as the Original 2024 Notes.

Maturity date	The New 2024 Notes will mature on June 15, 2024.

Interest payment dates	June 15 and December 15, commencing June 15, 2014.

Optional redemption	The New 2024 Notes will be redeemable, from time to time, as a whole or in part, at our option, at a redemption price equal to the greater of 100% of the principal amount of the New 2024 Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined in “Description of the Notes—Make whole optional redemption”), plus 50 basis points; plus, in each case, accrued interest to the date of redemption that has not been paid. See “Description of the Notes—Make whole optional redemption.”

Repurchase of New 2024 Notes upon a change of control triggering event	The occurrence of a change of control, together with a ratings decline, will be a triggering event requiring us to offer to purchase from you all or a portion of your New 2024 Notes at a price equal to 101% of their aggregate principal amount, together with accrued and unpaid interest, if any, up to but excluding the date of repurchase.

Guarantee	The New 2024 Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Sprint Communications (together with the 2021 Notes Sprint Communications Guarantee and the 2023 Notes Sprint Communications Guarantee, the “Sprint Communications Guarantee”).

Ranking	The New 2024 Notes will be our general unsecured senior obligations and will:

•	rank equally with our other senior unsecured indebtedness;

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, other than Sprint Communications;

•	be effectively subordinated to all existing and future secured indebtedness to the extent of the value of the assets securing such debt; and

•	be senior in right of payment to all debt obligations that are, by their terms, expressly subordinated in right of payment to the notes.

See “Description of the Notes—Ranking.”

Absence of public market for the New 2024 Notes	The New 2024 Notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for a listing of the New 2024 Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New 2024 Notes.

Use of proceeds	We will not receive any cash proceeds from the issuance of the New 2024 Notes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Summary Historical Financial Information

Set forth below is our summary historical financial information as of and for the periods indicated. The summary historical financial information as of March 31, 2014 and December 31, 2013 and 2012 and for the three-month transition period ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011 has been derived from our audited consolidated financial statements and related notes incorporated by reference into this prospectus. The summary historical financial information as of December 31, 2011 has been derived from our audited consolidated financial statements not included or incorporated by reference into this prospectus. The summary historical financial information as of June 30, 2014, March 31, 2013 and for the three-month periods ended March 31, 2013 and June 30, 2014 and 2013 has been derived from our unaudited interim consolidated financial statements and related notes incorporated by reference into this prospectus.

The summary historical financial information presented below is not comparable for all periods presented because of transactions consummated in those periods. The Company’s financial statement presentations distinguish between the predecessor period (Predecessor) relating to Sprint Communications (formerly known as Sprint Nextel Corporation) for periods prior to our merger with SoftBank (the “SoftBank Merger”) and the successor period (Successor) relating to Sprint Corporation, formerly known as Starburst II, Inc. (“Starburst II”), for periods subsequent to the incorporation of Starburst II on October 5, 2012. The Successor financial information includes the activity and accounts of Sprint Corporation as of and for the three-month period ended June 30, 2014, the three-month transition period ended March 31, 2014 and the year ended December 31, 2013, which includes the activity and accounts of Sprint Communications, inclusive of the consolidation of Clearwire, prospectively following completion of the SoftBank Merger, beginning on July 11, 2013. The accounts and operating activity for the Successor periods from October 5, 2012 (date of inception) to December 31, 2012, the three-month period ended June 30, 2013, the three-month period ended March 31, 2013 and from January 1, 2013 to July 10, 2013 consist solely of the activity of Starburst II prior to the close of the SoftBank Merger, which primarily related to merger expenses that were incurred in connection with the SoftBank Merger (recognized in selling, general and administrative expense) and interest income related to the $3.1 billion bond issued to Starburst II by Sprint Nextel Corporation. The Predecessor financial information represents the historical basis of presentation for Sprint Communications for all periods prior to the SoftBank Merger.

The selected financial data presented below is not comparable for all periods presented primarily as a result of transactions such as the SoftBank Merger and acquisitions of Clearwire and certain assets of U.S. Cellular in 2013 and the acquisitions of Virgin Mobile USA, Inc. (Virgin Mobile) and third-party affiliates in 2009. All acquired companies’ results of operations subsequent to their acquisition dates are included in our consolidated financial statements.

The summary historical financial information presented below does not contain all of the information you should consider before deciding whether to participate in the Exchange Offer, and should be read in conjunction with the information under the heading “Risk Factors” included in this prospectus, as well as with the information under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in our Transition Report on Form 10-K for the three-month transition period ended March 31, 2014, and with our audited and unaudited consolidated financial statements and related notes and other information contained in our Current Report on Form 8-K filed with the SEC on June 18, 2014 and our subsequently filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as well as information contained in the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Successor						Predecessor
	Three Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,	87 Days Ended December 31,	191 Days Ended July 10,	Three Months Ended June 30,	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2014	2013	2013	2012	2013	2013	2013	2012	2011
	(in millions, except per share amounts)
Results of Operations
Net operating revenues	$8,789	—	$8,875	$—	$16,891	$—	$18,602	$8,877	$8,793	$35,345	$33,679
Depreciation	868	—	868	—	2,026	—	3,098	1,563	1,422	6,240	4,455
Amortization	413	—	429	—	908	—	147	69	70	303	403
Operating income (loss)	519	(22)	420	(14)	(970)	(33)	(885)	(874)	29	(1,820)	108
Net income (loss)	23	(114)	(151)	(9)	(1,860)	(27)	(1,158)	(1,597)	(643)	(4,326)	(2,890)
Income (loss) per Share and Dividends(1)
Basic and diluted net income (loss) per common share	$0.01		$(0.04)		$(0.54)		$(0.38)	$(0.53)	$(0.21)	$(1.44)	$(0.96)
Cash Flow Data
Net cash provided by (used in) operating activities	$679	$8	$522	$(2)	$(61)	$—	$2,671	$1,235	$940	$2,999	$3,691
Capital expenditures	1,246	—	1,488	—	3,847	—	3,140	1,571	1,381	4,261	3,130
Ratio of Earnings to Fixed Charges(2)	1.04	—	—	—	—	—	1.6	—	—	—	—

	Successor						Predecessor
	As of June 30,		As of March 31,		As of December 31,		As of June 30,	As of March 31,	As of December 31,
	2014	2013	2014	2013	2013	2012	2013	2013	2012	2011
	(in millions)
Financial Position
Total assets	$84,419	$3,122	$84,689	$3,122	$86,095	$3,115	$50,361	$50,757	$51,570	$49,383
Property, plant and equipment, net	16,852	—	16,299	—	16,164	—	14,403	14,025	13,607	14,009
Intangible assets, net	55,226	—	55,919	—	56,272	—	22,979	22,352	22,371	22,428
Total debt, capital lease and financing obligations (including equity unit notes)	32,494	—	32,778	—	33,011	—	24,208	24,500	24,341	20,274
Stockholders’ equity	25,364	3,108	25,312	3,111	25,584	3,110	4,980	6,474	7,087	11,427

(1)	We did not declare any dividends on our common shares in any of the periods reported.
(2)	During the successor three-month periods ended June 30, 2013 and March 31, 2014 and 2013, the successor year ended December 31, 2013 and the 87 days ended December 31, 2012, the predecessor three-month periods ended June 30, 2013 and March 31, 2013 and predecessor years ended December 31, 2012 and 2011, earnings (loss) as adjusted were inadequate to cover fixed charges by $175 million, $75 million, $8 million, $1.8 billion, $23 million, $1.3 billion, $385 million, $3.3 billion and $1.3 billion, respectively.

RISK FACTORS

The terms of the Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus before making a decision regarding the Exchange Offer. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

The Exchange Notes will be effectively subordinated to the debt and other liabilities (including trade payables) of our subsidiaries, other than Sprint Communications, and to any of our secured debt to the extent of the value of the assets securing such debt. We and Sprint Communications are primarily holding companies and, as a result, rely on the receipt of funds from our subsidiaries in order to meet cash needs and service indebtedness, including the notes.

Sprint Corporation and Sprint Communications are primarily holding companies, which means substantially all of our respective business operations are conducted, and substantially all of our respective consolidated assets are held, by subsidiaries. These subsidiaries are separate and distinct legal entities that do not guarantee the notes and therefore they have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for such purpose, whether by dividends, loans or other payments. In the event of any liquidation, dissolution, reorganization, bankruptcy, insolvency or similar proceeding with respect to any of our subsidiaries, our right (and the consequent right of our creditors, including the holders of the notes, other than with respect to Sprint Communications) to participate in the distribution of, or to realize the proceeds from, that subsidiary’s assets will be effectively subordinated to the claims of such subsidiary’s creditors (including trade creditors). As a result, the Exchange Notes will be effectively subordinated to all existing and future debt and other liabilities of our subsidiaries other than Sprint Communications. In addition, because the notes are unsecured, if we were to issue any secured debt, the notes would be effectively subordinated to that secured debt to the extent of the value of the assets securing such debt.

Sprint Communications has a $3.3 billion revolving credit facility and a $500.0 million unsecured Export Development Canada (“EDC”) loan agreement. Certain subsidiaries of Sprint Communications have also guaranteed the revolving credit facility and EDC loan. Sprint Communications is a guarantor and certain of its subsidiaries are co-borrowers under a $1.0 billion secured equipment credit facility. Certain subsidiaries of Sprint Corporation are party to a two-year committed facility to sell certain accounts receivable on a revolving basis, subject to a maximum funding limit of $1.3 billion (the “Receivables Facility”). In addition, certain of our other long-term debt and capital lease obligations have been issued or guaranteed by our wholly owned subsidiaries, other than Sprint Communications, and will be structurally senior to the notes. As of June 30, 2014, we had approximately $31.2 billion in principal amount of debt outstanding, including amounts drawn under the credit facilities but excluding outstanding letters of credit thereunder in the amount of $922 million. Of such amount of debt outstanding, our wholly owned subsidiaries’ (excluding Sprint Communications) combined outstanding indebtedness (issued or guaranteed) totaled $12.9 billion in principal amount at June 30, 2014 and the total principal amount of our secured debt was $1.5 billion.

Our cash flow and our ability to meet our payment obligations on our debt, including the Exchange Notes, is dependent on the earnings of our subsidiaries and the distribution of those earnings to us in the form of dividends, loans, advances or other payments. Similarly, the cash flow and ability of Sprint Communications to meet its payment obligations on its debt, including the Sprint Communications Guarantee, is dependent on the earnings of its subsidiaries and the distribution of those earnings to it in the form of dividends, loans, advances or other payments.

The indenture governing the Exchange Notes does not contain any covenants that restrict the ability of our subsidiaries to agree to covenants or enter into other arrangements that would limit the ability of our subsidiaries to make distributions to us. The indentures and financing arrangements of certain of our subsidiaries contain provisions that limit the ability of the subsidiaries to pay dividends on their common stock, and future debt agreements may contain more restrictive provisions which could adversely affect our ability to meet our payment obligations on our debt, including the Exchange Notes.

The indenture that governs the Exchange Notes does not restrict our or our subsidiaries’ ability to incur additional indebtedness, which could make our debt securities, including the Exchange Notes, more risky in the future.

Our consolidated principal amount of indebtedness was $31.2 billion at June 30, 2014. As of June 30, 2014, we had $2.4 billion of borrowing capacity under our $3.3 billion revolving credit facility, after accounting for $922 million of outstanding letters of credit and the amount available under the Receivables Facility was $1.2 billion. The indenture that governs the Exchange Notes does not restrict our ability or our subsidiaries’ ability to incur additional indebtedness. The degree to which we incur additional debt could have important consequences to holders of the notes, including:

•	making it harder for us to satisfy our obligations under the notes;

•	a loss in trading value;

•	a risk that the credit ratings of the notes are lowered or withdrawn;

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, acquisitions or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

•	limiting our flexibility to plan for, or react to, changes in our businesses;

•	making compliance with financial covenants in certain of our other debt instruments more difficult;

•	making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

•	making us more vulnerable to a downturn in our businesses.

Sprint Corporation has fully and unconditionally guaranteed on a senior unsecured basis the outstanding securities issuances of its subsidiaries, Sprint Communications, Sprint Capital Corporation and the 8.25% exchangeable notes due 2040 of Clearwire Communications LLC and Clearwire Finance, Inc., which as of June 30, 2014, aggregated $20.1 billion. Sprint Corporation and Sprint Communications may in the future, subject to certain conditions, guarantee other outstanding security issuances of their subsidiary, Clearwire Communications, LLC.

If an active trading market for the Exchange Notes does not develop or last, you may not be able to resell your Exchange Notes when desired, at their fair market value or at all.

The Exchange Notes constitute new issues of securities with no established trading market. We do not intend to list the Exchange Notes on any securities exchange or to include the Exchange Notes in any automated quotation system. Accordingly, no market for the Exchange Notes may develop, and any market that develops may not last. If the Exchange Notes are traded, the market price of the Exchange Notes may decline depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your Exchange Notes when desired, at their fair market value or at all.

In certain instances, it is possible for the indenture governing the Exchange Notes to be amended and for the compliance with certain covenants and for certain defaults thereunder to be waived with the consent of the holders of the Exchange Notes voting together with the holders of other of our debt securities, voting together as a single class.

Subject to certain exceptions, the indenture governing the Exchange Notes may be amended by us and the trustee with the consent of the holders of debt securities issued under the indenture, including the Exchange Notes. With respect to any such series of debt securities, the required consent can be obtained from either the holders of a majority in principal amount of the debt securities of that series, or from the holders of a majority in principal amount of the debt securities of that series and all other series issued under the indenture affected by that amendment, voting as a single class. There are currently outstanding three issuances of debt securities in an aggregate principal amount of $9.0 billion under the indenture, and it is likely we will issue additional series of debt securities thereunder in the future. In addition, subject to certain exceptions, with respect to any series of debt securities issued under the indenture, our compliance with certain restrictive provisions of the indenture or any past default under the indenture may be waived by (i) the holders of a majority in principal amount of that series of debt securities, or (ii) the holders of a majority in principal amount of that series of debt securities and all other series affected by the waiver, whether issued under the indenture or any of our other indentures providing for such aggregated voting, all voting as a single class. As a result, it is possible in certain circumstances for the indenture governing the Exchange Notes to be amended and for compliance with certain covenants and for certain defaults thereunder to be waived with the consent of holders of less than a majority of each series of notes outstanding.

We may not have sufficient funds to repurchase the Exchange Notes upon a Change of Control together with a Ratings Decline, and certain strategic transactions may not constitute a Change of Control.

The occurrence of a change of control together with a ratings decline, as provided in the indenture, will be a triggering event requiring us to offer to repurchase the Exchange Notes at a purchase price equal to 101% of the aggregate principal amount of Exchange Notes repurchased, plus accrued and unpaid interest on the Exchange Notes up to but excluding the date of repurchase. It is possible that we will not have sufficient funds upon a change of control and ratings decline to make the required repurchase of Exchange Notes and any failure to do so could result in cross defaults under certain of our other debt agreements. In addition, some of our debt agreements or other similar agreements to which we become a party may contain restrictions on our ability to purchase the Exchange Notes, regardless of the occurrence of a Change of Control Triggering Event (as defined in “Description of the notes—Repurchase of the notes upon a Change of Control Triggering Event”).

We frequently evaluate and may in the future enter into strategic transactions. Any such transaction could happen at any time, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or sale of assets. As discussed below in “Description of the notes—Repurchase of the notes upon a Change of Control Triggering Event,” the definition of change of control with respect to the Exchange Notes offered hereby specifically excludes transactions involving one or more “Permitted Holders,” which includes SoftBank and its affiliates, and could include a subsequent controlling investor in SoftBank. In the future, we could enter into certain other transactions that, although material, would not result in a Change of Control Triggering Event and, therefore, would not require us to make an offer to repurchase the Exchange Notes. Such transactions could significantly increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Federal and state fraudulent transfer laws may permit a court to void the Sprint Communications Guarantee, and, if that occurs, you may not receive any payments on the Exchange Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of the Sprint Communications Guarantee. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the Sprint Communications Guarantee could be voided as a fraudulent transfer or conveyance if (1) Sprint Corporation or Sprint Communications, as applicable, issued the notes or incurred the Sprint Communications Guarantee with the intent of hindering, delaying or defrauding creditors or (2) Sprint Corporation or Sprint Communications, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the Sprint Communications Guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

•	Sprint Corporation or Sprint Communications, as applicable, was insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the Sprint Communications Guarantee;

•	the issuance of the notes or the incurrence of the Sprint Communications Guarantee left Sprint Corporation or Sprint Communications, as applicable, with an unreasonably small amount of capital to carry on the business;

•	Sprint Corporation or Sprint Communications intended to, or believed that Sprint Corporation or Sprint Communications would, incur debts beyond our or Sprint Communications’ ability to pay as they mature; or

•	Sprint Corporation or Sprint Communications was a defendant in an action for money damages, or had a judgment for money damages docketed against Sprint Corporation or Sprint Communications if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the Sprint Communications Guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or the Sprint Communications Guarantee or subordinate the notes or the Sprint Communications Guarantee to presently existing and future indebtedness of ours or of Sprint Communications, or require the holders of the notes to repay any amounts received with respect to the notes or the Sprint Communications Guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not Sprint Corporation or Sprint Communications were solvent at the relevant time or, regardless of the standard that a court uses, that the incurrence of the Sprint Communications Guarantee would not be subordinated to our or any of Sprint Communications’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Although the Sprint Communications Guarantee will be subject to a provision intended to limit Sprint Communications’ liability to the maximum amount that it could incur without causing the incurrence of obligations under the Sprint Communications Guarantee to be a fraudulent transfer or conveyance, this provision may not be effective to protect the Sprint Communications Guarantee from being voided under fraudulent transfer or conveyance law, or may reduce Sprint Communications’ obligation to an amount that effectively makes the Sprint Communications Guarantee worthless. In a 2009 Florida bankruptcy court case, which was subsequently overturned on appeal and later reversed on different grounds, this type of provision was found to be unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. We cannot be certain whether this decision will be followed in the future; however, if it is, the risk that the Sprint Communications Guarantee could be deemed a fraudulent transfer or conveyance would increase.

If you fail to exchange your Original Notes, they will continue to be restricted securities and will likely become less liquid.

Original Notes that you do not tender, or we do not accept, will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for Original Notes of the corresponding series pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for tendering Original Notes” and “The Exchange Offer—Conditions to the Exchange Offer.” These procedures and conditions include timely receipt by the exchange agent of a confirmation of book-entry transfer of the Original Notes being tendered and an agent’s message from DTC.

Because we anticipate that all or substantially all holders of Original Notes will elect to exchange their Original Notes in this Exchange Offer, we expect that the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes of the applicable series outstanding. If you do not tender your Original Notes following the Exchange Offer, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes of each series is likely to be adversely affected.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Set forth below is our selected historical consolidated financial information as of and for the periods indicated. The selected historical consolidated financial information as of March 31, 2014 and December 31, 2013 and 2012 and for the three-month transition period ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011 has been derived from our audited consolidated financial statements and related notes incorporated by reference into this prospectus. The summary historical financial information as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 has been derived from our audited consolidated financial statements not included or incorporated by reference into this prospectus. The selected historical consolidated financial information as of June 30, 2014, March 31, 2013 and for the three-month periods ended March 31, 2013 and June 30, 2014 and 2013 has been derived from our unaudited interim consolidated financial statements and related notes incorporated by reference into this prospectus.

The selected historical consolidated financial information presented below is not comparable for all periods presented because of transactions consummated in those periods. The Company’s financial statement presentations distinguish between the predecessor period (Predecessor) relating to Sprint Communications (formerly known as Sprint Nextel Corporation) for periods prior to our merger with SoftBank (the “SoftBank Merger”) and the successor period (Successor) relating to Sprint Corporation, formerly known as Starburst II, Inc. (“Starburst II”), for periods subsequent to the incorporation of Starburst II on October 5, 2012. The Successor financial information includes the activity and accounts of Sprint Corporation as of and for the three-month period ended June 30, 2014, the three-month transition period ended March 31, 2014 and the year ended December 31, 2013, which includes the activity and accounts of Sprint Communications, inclusive of the consolidation of Clearwire, prospectively following completion of the SoftBank Merger, beginning on July 11, 2013. The accounts and operating activity for the Successor periods from October 5, 2012 (date of inception) to December 31, 2012, the three-month period ended June 30, 2013, the three-month period ended March 31, 2013 and from January 1, 2013 to July 10, 2013 consist solely of the activity of Starburst II prior to the close of the SoftBank Merger, which primarily related to merger expenses that were incurred in connection with the SoftBank Merger (recognized in selling, general and administrative expense) and interest income related to the $3.1 billion bond issued to Starburst II by Sprint Nextel Corporation. The Predecessor financial information represents the historical basis of presentation for Sprint Communications for all periods prior to the SoftBank Merger.

The selected financial data presented below is not comparable for all periods presented primarily as a result of transactions such as the SoftBank Merger and acquisitions of Clearwire and certain assets of U.S. Cellular in 2013 and the acquisitions of Virgin Mobile USA, Inc. (Virgin Mobile) and third-party affiliates in 2009. All acquired companies’ results of operations subsequent to their acquisition dates are included in our consolidated financial statements.

The selected historical consolidated financial information presented below does not contain all of the information you should consider before deciding whether to participate in the Exchange Offer, and should be read in conjunction with the information under the heading “Risk Factors” included in this prospectus, as well as with the information under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in our Transition Report on Form 10-K for the three-month transition period ended March 31, 2014, and with our audited and unaudited consolidated financial statements and related notes and other information contained in our Current Report on Form 8-K filed with the SEC on June 18, 2014 and our subsequently filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as well as information contained in the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Successor						Predecessor
	Three Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,	87 Days Ended December 31,	191 Days Ended July 10,	Three Months Ended June 30,	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2014	2013	2013	2012	2013	2013	2013	2012	2011	2010	2009
	(in millions, except per share amounts)
Results of Operations
Net operating revenues	$8,789	—	$8,875	$—	$16,891	$—	$18,602	$8,877	$8,793	$35,345	$33,679	$32,563	$32,260
Depreciation	868	—	868	—	2,026	—	3,098	1,563	1,422	6,240	4,455	5,074	5,827
Amortization	413	—	429	—	908	—	147	69	70	303	403	1,174	1,589
Operating income (loss)	519	(22)	420	(14)	(970)	(33)	(885)	(874)	29	(1,820)	108	(595)	(1,398)
Net income (loss)	23	(114)	(151)	(9)	(1,860)	(27)	(1,158)	(1,597)	(643)	(4,326)	(2,890)	(3,465)	(2,436)
Income (loss) per Share and Dividends(1)
Basic and diluted net income (loss) per common share	$0.01		$(0.04)		$(0.54)		$(0.38)	$(0.53)	$(0.21)	$(1.44)	$(0.96)	$(1.16)	$(0.84)
Cash Flow Data
Net cash provided by (used in) operating activities	$679	$8	$522	$(2)	$(61)	$—	$2,671	$1,235	$940	$2,999	$3,691	$4,815	$4,891
Capital expenditures	1,246	—	1,488	—	3,847	—	3,140	1,571	1,381	4,261	3,130	1,935	1,603
Ratio of Earnings to Fixed Charges(2)	1.04	—	—	—	—	—	1.6	—	—	—	—	—	—

	Successor						Predecessor
	As of June 30,		As of March 31,		As of December 31,		As of June 30,	As of March 31,	As of December 31,
	2014	2013	2014	2013	2013	2012	2013	2013	2012	2011	2010	2009
	(in millions)
Financial Position
Total assets	$84,419	$3,122	$84,689	$3,122	$86,095	$3,115	$50,361	$50,757	$51,570	$49,383	$51,654	$55,424
Property, plant and equipment, net	16,852	—	16,299	—	16,164	—	14,403	14,025	13,607	14,009	15,214	18,280
Intangible assets, net	55,226	—	55,919	—	56,272	—	22,979	22,352	22,371	22,428	22,704	23,462
Total debt, capital lease and financing obligations (including equity unit notes)	32,494	—	32,778	—	33,011	—	24,208	24,500	24,341	20,274	20,191	21,061
Stockholders’ equity	25,364	3,108	25,312	3,111	25,584	3,110	4,980	6,474	7,087	11,427	14,546	18,095

(1)	We did not declare any dividends on our common shares in any of the periods reported.
(2)	During the successor three-month periods ended June 30, 2013 and March 31, 2014 and 2013, the successor year ended December 31, 2013 and the 87 days ended December 31, 2012, the predecessor three-month periods ended June 30, 2013 and March 31, 2013 and predecessor years ended December 31, 2012, 2011, 2010 and 2009, earnings (loss) as adjusted were inadequate to cover fixed charges by $175 million, $75 million, $8 million, $1.8 billion, $23 million, $1.3 billion, $385 million, $3.3 billion, $1.3 billion, $1.9 billion and $2.6 billion, respectively

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of each series of Original Notes, we entered into a registration rights agreement with the initial purchasers of each series of Original Notes. We are making the Exchange Offer to satisfy our obligations under the registration rights agreements.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of corresponding Original Notes. The terms of each series of Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. Each series of Exchange Notes will be of the same class as the corresponding series of outstanding Original Notes. Each series of Exchange Notes will be entitled to the benefits of the indenture and applicable supplemental indenture under which such series of Exchange Notes, and the corresponding series of Original Notes, was issued. See “Description of the Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes of any series being tendered or accepted for exchange. As of the date of this prospectus, $2,250,000,000 aggregate principal amount of the 2021 Original Notes, $4,250,000,000 aggregate principal amount of the 2023 Original Notes and $2,500,000,000 aggregate principal amount of the 2024 Original Notes were outstanding. Original Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreements, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for corresponding Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; extensions; termination; amendments

The Exchange Offer expires on the Expiration Date, which is 9:00 a.m., New York City time, on             , 2014 unless we, in our sole discretion, extend the period during which the Exchange Offer is open.

We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York Mellon Trust Company, N.A., the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.

The exchange date will promptly follow the Expiration Date. We expressly reserve the right to:

•	terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable.

Unless we terminate the Exchange Offer prior to 9:00 a.m., New York City time, on the Expiration Date, we will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for corresponding Original Notes validly tendered, not withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for Exchange; delivery of Exchange Notes.”

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for tendering Original Notes

To participate in the exchange offer, you must properly tender your Original Notes to the exchange agent as described below. We will only issue the exchange notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Original Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offer.

In all cases, we will issue the Exchange Notes for the Original Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent receives, prior to the Expiration Date: a book-entry confirmation of such number of the Original Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.

If we do not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

Terms and conditions contained in the letter of transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of Exchange Notes in exchange for tendered Original Notes will constitute performance in full by us of our obligations under the registration rights agreements and that we will have no further obligations or liabilities under the registration rights agreements, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, thereby certify that:

•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder;

•	the transferor has not entered into, engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to engage in a distribution of the Exchange Notes issued to the transferor;

•	the transferor is not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for the transferor’s own account; and

•	the transferor is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal rights

Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than 9:00 a.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for tendering Original Notes” above at any time on or prior to 9:00 a.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes for exchange; delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the exchange date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding series of Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to issue Exchange Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the Exchange Offer, if, in our reasonable determination:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the Exchange Offer;

•	assessing or seeking any damages as a result thereof; or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or

•	the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer.

In addition, we reserve the right to take any action with respect to the Exchange Offer for one series of Original Notes (including, without limitation, extending, amending, terminating or waiving a condition to the Exchange Offer with respect to such series) without taking the same action with respect to the Exchange Offer for the other series of Original Notes.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the indenture under which the Original Notes were issued under the Trust Indenture Act of 1939.

Exchange agent

The Bank of New York Mellon Trust Company, N.A., has been appointed as the exchange agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier or Hand Delivery:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attn: Adam DeCapio

Tel: (315) 414-3360

Fax: (732) 667-9408

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

Solicitation of tenders; expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction.

Appraisal rights

You will not have appraisal or dissenters’ rights in connection with the Exchange Offer.

Transfer taxes

If you tender your Original Notes, you will not be obligated to pay any transfer taxes in connection with the Exchange Offer.

Income tax considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, in each case as in effect on the date of this prospectus, all of which are subject to change.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you. Immediately after the exchange, you will have the same adjusted tax basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “United States Federal Income Tax Considerations” for more information.

Consequences of failure to exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offer, due to the restrictions on transfer of the Original Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for each series of Original Notes will be relatively less liquid than the market for the corresponding series of Exchange Notes. Consequently, holders of Original Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Original Notes compared to the value of the corresponding Exchange Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings (loss) consist of the sum of (i) earnings (loss) from continuing operations before income taxes, (ii) equity in losses of unconsolidated investments, (iii) fixed charges as defined below and (iv) amortization of capitalized interest. From this total we subtract interest capitalized.

•	fixed charges consist of (i) interest costs (both expensed and capitalized), (ii) amortization of debt expense and discount or premium relating to any indebtedness and (iii) that portion of rental expense that is representative of the interest factor.

On July 10, 2013, SoftBank completed the SoftBank Merger with Sprint Communications, formerly known as Sprint Nextel Corporation. The following table shows the ratio of earnings to fixed charges relating to (i) Sprint Communications for periods prior to the SoftBank Merger, or the predecessor period, and (ii) Sprint Corporation, formerly known as Starburst II, for periods subsequent to the incorporation of Starburst II on October 5, 2012, or the successor period. The successor period ratio of earnings to fixed charges includes the activity and accounts of Sprint Corporation as of and for the year ended December 31, 2013, which includes the activity and accounts of Sprint Communications, inclusive of the consolidation of Clearwire Corporation, beginning on July 11, 2013.

	Successor					Predecessor
	For the Three Months Ended June 30, 2014	For the Three-Month Transition Period Ended March 31, 2014		For the Year Ended December 31, 2013		For the Years Ended December 31,
						2012		2011		2010		2009
Ratio of Earnings to Fixed Charges	1.04	—	(a)	—	(b)	—	(c)	—	(d)	—	(e)	—	(f)

(a)	Successor earnings (loss), as adjusted, were inadequate to cover fixed charges by $75 million for the three-month transition period ended March 31, 2014.
(b)	Successor earnings (loss), as adjusted, were inadequate to cover fixed charges by $1.8 billion in 2013.
(c)	Predecessor earnings (loss), as adjusted, were inadequate to cover fixed charges by $3.3 billion in 2012.
(d)	Predecessor earnings (loss), as adjusted, were inadequate to cover fixed charges by $1.3 billion in 2011.
(e)	Predecessor earnings (loss), as adjusted, were inadequate to cover fixed charges by $1.9 billion in 2010.
(f)	Predecessor earnings (loss), as adjusted, were inadequate to cover fixed charges by $2.6 billion in 2009.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreements relating to each series of Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. The terms of each series of Exchange Notes are identical in all material respects to the form and terms of the corresponding Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the corresponding series of Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our outstanding indebtedness.

DESCRIPTION OF THE NOTES

In this section, the words “Company,” “we,” “us,” “our” or similar references refer only to Sprint Corporation and not to any of its subsidiaries, the words “2021 Notes” refer to the Original 2021 Notes and the New 2021 Notes collectively, the words “2023 Notes” refer to the Original 2023 Notes and the New 2023 Notes collectively, and the words “2024 Notes” refer to the Original 2024 Notes and the New 2024 Notes collectively. The word “notes” refers to the 2021 Notes, 2023 Notes and 2024 Notes collectively. The Exchange Notes of each series will be issued under the same indenture as the Original Notes of the corresponding series, and will be identical in all material respects to the Original Notes of the corresponding series, except that the Exchange Notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of special interest upon failure to file or have declared effective an Exchange Offer registration statement or to consummate an Exchange Offer by certain dates.

Except as otherwise indicated, each of the following summaries of the notes applies to both the Original Notes and the Exchange Notes of the applicable series and is meant to be only a summary of the material provisions of the applicable indenture. The following summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the indentures under which the Original Notes were issued and under which the Exchange Notes will be issued. Copies of the indentures are available upon request from us. See “Where You Can Find More Information.” We urge you to read the indentures because they, and not this description, define your rights as holders of the Exchange Notes.

The Original 2021 Notes, the Original 2023 Notes and the Original 2024 Notes were, and the New 2021 Notes, the New 2023 Notes and the New 2024 Notes will be, issued under an indenture, dated as of September 11, 2013 (the “Base Indenture”), between Sprint Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented (i) in the case of the 2021 Notes, by the first supplemental indenture, dated as of September 11, 2013, among us, Sprint Communications and the trustee (the “2021 Notes Supplemental Indenture”), (ii) in the case of the 2023 Notes, by the second supplemental indenture, dated as of September 11, 2013, among us, Sprint Communications and the trustee (the “2023 Notes Supplemental Indenture”) and (iii) in the case of the 2024 Notes, by the third supplemental indenture, dated as of December 12, 2013, among us, Sprint Communications and the trustee (together with the 2021 Notes Supplemental Indenture and the 2023 Notes Supplemental Indenture, the “Supplemental Indentures”). In this description of the Notes, the Base Indenture together with the applicable Supplemental Indenture for each series of notes are collectively referred to as the “indenture.” The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following summary of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all provisions of the indenture, including the definitions of the terms used in the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. You should read the indenture for provisions that may be important to you. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information” in this prospectus.

General

The notes will:

•	be our general unsecured senior obligations;

•	rank equally with our other senior unsecured indebtedness;

•	be guaranteed on a senior unsecured basis as described below by Sprint Communications;

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries other than Sprint Communications; and

•	be effectively subordinated to all secured indebtedness to the extent of the value of the assets securing that indebtedness.

The 2021 Notes will mature on September 15, 2021 and were issued in an aggregate principal amount of $2,250,000,000. The 2023 Notes will mature on September 15, 2023 and were issued in an aggregate principal amount of $4,250,000,000. The 2024 Notes will mature on June 15, 2024 and were issued in an aggregate principal amount of $2,500,000,000. We may issue additional notes (the “additional notes”) from time to time after this offering without the consent of any holders of the notes. The notes and any additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

The Original Notes were, and any Exchange Notes and any additional notes will be, issued in fully registered form, without coupons, in minimum denominations of $2,000 and thereafter in any integral multiple of $1,000. Holders of notes will not pay any service charge for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

We will pay interest on the 2021 Notes and 2023 Notes from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 in each year, each such date being an “interest payment date,” at the rate of 7.250% per annum in the case of the 2021 Notes, or 7.875% per annum in the case of the 2023 Notes, to the persons in whose names the 2021 Notes and 2023 Notes are registered in the security register on the preceding March 1 or September 1, each such date being a “regular record date,” until the principal thereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue will bear interest at the rate of 7.250% per annum with respect to the 2021 Notes and 7.875% per annum with respect to the 2023 Notes (to the extent that the payment of such interest will be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest will be payable on demand. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

We will pay interest on the 2024 Notes from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on June 15 and December 15 in each year, each such date being an “interest payment date,” at the rate of 7.125% per annum to the persons in whose names the 2024 Notes are registered in the security register on the preceding June 1 or December 1, each such date being a “regular record date,” until the principal thereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue will bear interest at the rate of 7.125% per annum (to the extent that the payment of such interest will be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest will be payable on demand. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date or the maturity date, as the case may be, until the next business day. A business day means any day, other than a Saturday or Sunday, or legal holidays on which banks in The City of New York are not required or authorized by law or executive order to be closed.

The covenants contained in the indenture and the notes would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. The notes are not subject to any sinking fund.

Ranking

The payment of the principal of, premium, if any, and interest on the notes will rank equally in right of payment with all other senior unsecured indebtedness of the Company and be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, other than Sprint Communications. The notes will be effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The Sprint Communications Guarantee will rank equally in right of payment with any and all other senior unsecured indebtedness and be effectively subordinated to all existing and future secured indebtedness of Sprint Communications to the extent of the value of the assets securing such indebtedness. The Sprint Communications Guarantee will rank senior in right of payment to any and all of Sprint Communications’ future indebtedness that is subordinated in right of payment to the Sprint Communications Guarantee.

As of June 30, 2014, our consolidated principal amount of indebtedness was approximately $31.2 billion. Of that amount, the notes (including the Sprint Communications Guarantee) were effectively subordinate to $12.9 billion principal amount of indebtedness that is secured or has been issued or guaranteed by our subsidiaries (other than Sprint Communications).

Sprint Communications Guarantee

Sprint Communications has irrevocably and unconditionally guaranteed, on a senior unsecured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of the Company under the notes for the payment of principal of, premium, if any, and interest on the notes, and all other amounts payable by the Company to the holders of the notes under the notes and the indenture, on the terms set forth in the indenture.

The Sprint Communications Guarantee:

•	is a general unsecured obligation of Sprint Communications;

•	ranks equally in right of payment with any and all other unsecured indebtedness of Sprint Communications that is not subordinated by its terms to the Sprint Communications Guarantee;

•	is effectively subordinated to all existing and future secured indebtedness of Sprint Communications to the extent of the value of assets securing such indebtedness; and

•	ranks senior in right of payment to any and all of Sprint Communications’ future indebtedness that is subordinated in right of payment to the Sprint Communications Guarantee.

As of June 30, 2014, total principal amount of indebtedness of Sprint Communications (including as guarantor), on an unconsolidated basis, was $30.4 billion, of which $4.5 billion was guaranteed by certain of its subsidiaries. Certain of Sprint Communications’ subsidiaries also guarantee its $3.3 billion revolving credit facility, which has approximately $2.4 billion of borrowing capacity as of June 30, 2014.

The obligations of Sprint Communications under the Sprint Communications Guarantee are limited as necessary to prevent the Sprint Communications Guarantee from constituting a fraudulent transfer or conveyance under applicable law. However, this limitation may not be effective to protect the Sprint Communications Guarantee from being voided under fraudulent transfer or conveyance law, or may reduce Sprint Communications’ obligations to an amount that effectively makes the Sprint Communications Guarantee worthless. If a court were to find that the incurrence of the Sprint Communications Guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Sprint Communications Guarantee or subordinate the Sprint Communications Guarantee to presently existing and future indebtedness of Sprint Communications, or require the holders of the notes to repay any amounts received with respect to the Sprint Communications Guarantee. See “Risk factors—Federal and state fraudulent transfer laws may permit a court to void the Sprint Communications Guarantee, and, if that occurs, you may not receive any payments on the Exchange Notes.”

Restrictive covenants

Liens

Under the indenture, we will not directly or indirectly create, incur or allow to exist any Lien (1) securing our indebtedness for borrowed money on any property or assets of ours or any property or assets of our subsidiaries, now owned or acquired at a later time, or (2) securing any indebtedness for borrowed money on any of our property or assets now owned or acquired at a later time, in either case, unless:

•	we have made or will make effective provision whereby the outstanding notes are equally and ratably secured with (or prior to) all other indebtedness for borrowed money secured by such Lien for so long as any such other indebtedness for borrowed money is so secured;

•	the Lien is a Permitted Lien; or

•	the aggregate principal amount of indebtedness secured by the Lien and any other such Lien, other than Permitted Liens, does not exceed 15% of the Company’s Consolidated Net Tangible Assets (for the avoidance of doubt, calculated at the time of the incurrence of such indebtedness).

“Capital Lease Obligations” means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

“Consolidated Net Tangible Assets” means the Company’s consolidated total assets as reflected in its most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less:

•	current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

•	goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, priority or other security agreement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Permitted Liens” means:

(1)	Liens existing on the date that the Original Notes were issued;

(2)	Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

(3)	Liens securing indebtedness owed by any of our subsidiaries to us or any of our subsidiaries;

(4)	Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

•	the entity becomes a subsidiary of ours;

•	the entity is merged into or consolidated with us or a subsidiary of ours; or

•	we or a subsidiary of ours acquires all or substantially all of the assets of the entity, as long as the Liens do not extend to any other property of ours or property of any other subsidiary of ours;

(5)	Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

(6)	Liens on our property or the property of any of our subsidiaries securing

•	contingent obligations on surety and appeal bonds, and

•	other nondelinquent obligations of a similar nature, in each case, incurred in the ordinary course of business;

(7)	Liens on property securing Capital Lease Obligations, provided that

•	the Liens attach to the property within 270 days after the acquisition thereof, and

•	the Liens attach solely to the property acquired in connection with the Capital Lease Obligations;

(8)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended to provide collateral to the depository institution;

(9)	Liens on personal property to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of ours or any of our subsidiaries;

(10)	Liens on our property or the property of any of our subsidiaries securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, to finance all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

(11)	any renewal, extension or replacement of any Lien permitted pursuant to (1), (2), (4), (5), (7) or (10) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (1), (2), (4), (5), (7) or (10) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

Consolidation, merger and conveyances

We may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, only if:

•	we are the continuing corporation or the successor entity is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and assumes our obligations under the notes and the indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee, provided that in the case when such successor entity is not a corporation, a co-obligor of the notes is a corporation;

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	certain other conditions specified in the indenture are met.

Upon complying with the foregoing conditions and the successor entity assuming all of our obligations under the indenture and the notes, such entity will be bound by the indenture and the notes and have all of our rights and powers thereunder as if it were an original party to the indenture and the notes, and, except in the case of a lease, all of our obligations under the indenture and the notes will terminate.

Sprint Communications (or its successor) may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to any person, only if:

•	it is the continuing corporation or the successor entity is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (unless the successor entity is Sprint) assumes its obligations under the notes and the indenture and the related guarantees pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	certain other conditions specified in the indenture are met.

Upon complying with the foregoing conditions and the successor entity assuming all of Sprint Communications’ (or its successor’s) obligations under the indenture and the notes, such entity will be bound by the indenture and the notes and the related guarantees and have all of Sprint Communications’ (or its successor’s) rights and powers thereunder as if it were an original party to the indenture and, except in the case of a lease, all of Sprint Communications’ (or its successor’s) obligations under the indenture and the notes will terminate.

Make whole optional redemption

The notes of any series will be redeemable, in each case from time to time, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice delivered to the registered address of each holder of the notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 50 basis points, plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of that series.

“Comparable Treasury Price” means, with respect to any redemption date: (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if fewer than five Reference Treasury Dealer Quotations are obtained, the average of all quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers to be appointed by us.

“Reference Treasury Dealer” with respect to the 2021 Notes and the 2023 Notes means J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce,

Fenner & Smith Incorporated, and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which we specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” with respect to the 2024 Notes means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which we specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to the redemption date for the notes: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury Notes adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be selected and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date, we will deposit with a paying agent, or the Trustee, money sufficient to pay the redemption price of the notes to be redeemed on such date.

Repurchase of the notes upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to a series of notes, each holder of notes of such series will have the right to require us to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if we had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the notes of such series in connection with an optional redemption permitted by the indenture, we will deliver or cause to be delivered a notice to each registered holder briefly describing the event or events that constitute a

Change of Control Triggering Event and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to any Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions relating to the covenant described above, we will comply with the applicable securities laws and regulations, and will not be deemed to have breached our obligations under the provisions relating to the covenant described above by virtue of such conflict. On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

We will determine whether the notes are properly tendered, and the Trustee will have no responsibility for, and may conclusively rely upon, our determination with respect thereto. Subject to receipt of sufficient funds from us, the paying agent will promptly transmit to each registered holder of notes properly tendered, the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

Except as described above, the provisions described above will be applicable regardless of whether any other provisions of the indenture are applicable. Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, asset sale or similar transaction which does not constitute a Change of Control Triggering Event. We and our subsidiaries may nonetheless incur significant additional indebtedness in connection with such a transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

We may make a Change of Control Offer in advance of a Change of Control Triggering Event, and condition that Change of Control Offer upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control Triggering Event to consummate a Change of Control Offer for all notes then outstanding at a purchase price for 101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date. In addition, some of our debt agreements or other similar agreements to which we become a party may contain restrictions on our ability to purchase the notes. In the event a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain the applicable prohibitions. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase properly tendered notes would constitute an event of default under the indenture that could, in turn, constitute a default under such other agreements.

If the notes of any series receive an Investment Grade Rating by both of the Rating Agencies, and notwithstanding that such notes may later cease to have an Investment Grade Rating by either of the Rating Agencies, we will be released from our obligation to make a Change of Control Offer upon a Change of Control Triggering Event with respect to that series of notes.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our Subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our Subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No individual shall be deemed to control or to be controlled by or under common control with any specified Person solely by virtue of his or her status as an employee or officer of such specified Person or of any other Person controlled by or under common control with such specified Person.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

1.	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

2.	the adoption of a plan relating to our liquidation or dissolution; or

3.	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of our Voting Securities; provided that a transaction in which we become a Subsidiary of another Person shall not constitute a Change of Control if (a) our stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom we are a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of our Voting Securities.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Corporation” means a corporation, association, joint-stock company or business trust.

“Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB-by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the notes of any series, or the equivalent rating of any other Ratings Agency we select as provided in the definition of Ratings Agencies below.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Permitted Holder” means SoftBank Corp., a Japanese kabushiki kaisha, and its Affiliates.

“Person” means any individual, Corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on the notes publicly available selected by us (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the notes of an applicable series by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill Financial, Inc., or any successor to the rating agency business thereof.

“Subsidiary” means, with respect to any Person, a Corporation, partnership, limited liability company or other business organization, whether or not incorporated, a majority of the Voting Securities of which is owned, directly or indirectly, by such Person.

“Voting Securities” of a Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers or trustees of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).

Events of default

The indenture defines an Event of Default with respect to the notes of any series issued thereunder as any one of the following events:

1.	failure to pay principal of or any premium on any note of that series when due;

2.	failure to pay any interest on any note of that series for 30 days after payment was due;

3.	failure by the Company to perform, or breach of, any other covenant or warranty of the Company in the indenture, other than a covenant or warranty included solely for the benefit of series of notes other than that series, continued for 60 days after written notice as provided in the indenture;

4.	with respect to the notes, the Sprint Communications Guarantee is held in any final, nonappealable judgment to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as permitted to be released pursuant to the indenture) or Sprint Communications denies or disaffirms its obligations under the Sprint Communications Guarantee in writing, except in accordance with the terms of the Sprint Communications Guarantee or in connection with the release of the Sprint Communications Guarantee in accordance with the indenture; and

5.	certain events of bankruptcy, insolvency or reorganization with respect to the Company or Sprint Communications.

If an Event of Default with respect to notes of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare the principal amount (or, if any of the notes of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the notes of that series to be due and payable immediately by written notice as provided in the indenture. Notwithstanding the foregoing, if an Event of Default described in clause (5) with respect to the Company or Sprint Communications with respect to any notes of any series guaranteed by Sprint Communications occurs and is continuing, then all of the notes of such series shall become immediately due and payable without any further act by us, any holder or the Trustee. At any time after a declaration of acceleration with respect to notes of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes of that series may, in accordance with the indenture, rescind and annul the acceleration and its consequences if:

•	we have paid or deposited with the Trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to notes of that series, as provided in the indenture.

The indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer indemnity to the Trustee satisfactory to it. Subject to the provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding notes of any series will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes of that series.

Under the indenture we must furnish to the Trustee annually a statement regarding the performance of our obligations under the indenture and as to any default in performance.

Modification and waiver

We and the Trustee may modify and amend the indenture, the Sprint Communications Guarantee or the notes of any series, in most cases with the consent of the holders of a majority in principal amount of the outstanding notes affected by the modification or amendment.

We may not, without the consent of the holder of each outstanding note affected:

•	change the date specified in the note for the payment of the principal of, or any installment of principal of, or any premium or interest on, the note,

•	reduce the principal amount of, or any premium or rate of interest on, any note,

•	reduce the amount of principal of any other note payable upon acceleration of the maturity of that note,

•	change the place or currency of payment of principal of, or any premium or interest on, any note,

•	release Sprint Communications from any of its obligations under the Sprint Communications Guarantee, except in accordance with the terms of the indenture,

•	amend or modify any of the provisions of the indenture or related definitions affecting the Sprint Communications Guarantee in any manner adverse to the holder of the notes,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note, or

•	reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

The indenture permits, with certain exceptions as noted above or as therein provided, the amendment thereof and the modification of our rights and obligations and the rights of the holders of each series of notes to be effected under the indenture at any time by us and the Trustee with the consent of certain holders of our notes. With respect to any such series of notes, the required consent could be obtained from either the holders of a majority in principal amount of the notes of that series, or from the holders of a majority in principal amount of the notes of that series and all other series issued under the indenture affected by that amendment, voting as a single class.

We, Sprint Communications and the Trustee may, without the consent of the holders of the notes issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another person to us, and the assumption by such successor of our obligations under the indenture and the notes or to evidence the succession of another person to Sprint Communications, and the assumption by such successor of Sprint Communications’ obligations under the Sprint Communications Guarantee;

•	to add covenants of the Company, or surrender any of our rights, or add any rights for the benefit of the holders of the notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to establish the form or terms of any other series of notes;

•	to provide for the issuance of additional notes in accordance with the indenture;

•	to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence and provide the acceptance of any successor trustee with respect to the debt securities of one or more series or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

•	to add any additional events of default for the benefit of the holders of all or any series of the notes;

•	to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in bearer form, registerable or not registerable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of notes, provided that any such addition, change or elimination:

•	shall neither (i) apply to any note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such note with respect to such provision, or

•	shall become effective only when there is no such note outstanding;

•	to secure one or more series of the notes;

•	to make any provisions with respect to the optional conversion rights of holders, including providing for the conversion of the notes into any other security or securities of ours, provided that such provisions are not adverse to the interests of the holders of any notes then outstanding;

•	to add any guarantee or release any guarantee in accordance with the indenture; or

•	to amend or supplement any provision contained in the indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any notes then outstanding.

The holders of a majority in principal amount of the outstanding notes of any series issued under the indenture may on behalf of the holders of all notes of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all notes of that series waive any past default under the indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any note of that series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note of that series affected.

With respect to any series of notes issued under the indenture, in addition to obtaining waivers from the holders of a majority in principal amount of outstanding notes of that series as provided under the preceding paragraph, a waiver of compliance with the indenture or of past defaults under the indenture can also be obtained from the holders of a majority in principal amount of notes of that series and all other series affected by the waiver, whether issued under the indenture or any other indenture of ours providing for such aggregated voting, all voting as a single class.

Defeasance

The following defeasance provisions will apply to the notes. The indenture provides that we may elect either:

•	to defease and be discharged from any and all obligations with respect to all or any series of notes (which shall include the obligations of Sprint Communications with respect to the Sprint Communications Guarantee) with certain limited exceptions described below, which we refer to as full defeasance; or

•	to be released from our respective obligations with respect to all or any series of debt securities under the restrictive covenants in the indenture and the related Events of Default to be released from our respective obligations (and for Sprint Communications to be released from its obligations in respect of the Sprint Communications Guarantee), which we refer to as covenant defeasance.

In order to accomplish full defeasance or covenant defeasance, we must deposit with the Trustee, or other qualifying Trustee, in trust, money and/or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes to be defeased on the applicable due dates or redemption dates for the payments. In addition, in order to effect any such defeasance, no event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the notes of any series issued under the indenture shall have occurred and be continuing at the time of such deposit or, in the case of full defeasance only, with regard to certain bankruptcy events at any time on or prior to the 90th day after the date of such deposit. In connection with any such defeasance we must also deliver to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for federal income tax purposes as a result of full defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if full defeasance or covenant defeasance had not occurred. The opinion, in the case of full defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. Obligations not discharged in a full defeasance include those relating to the rights of holders of outstanding notes to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on notes when due as set forth in the indenture, and obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes, to hold moneys for payment in trust and to compensate, reimburse and indemnify the Trustee.

Discharge

We may satisfy and discharge our obligations under the indenture (and the obligations of Sprint Communications under the Sprint Communications Guarantee) with respect to any series of notes by delivering to the Trustee for cancellation all notes of that series outstanding under the indenture or by depositing with the Trustee or the paying agent, no earlier than one year before the notes of such series become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding notes of that series and paying all other sums payable under the indenture by us in respect of notes of that series.

Regarding the trustee

We have had a normal business banking relationship, including the maintenance of accounts and the borrowing of funds, with The Bank of New York Mellon Trust Company, N.A., who is the Trustee under the indenture for the notes, and its affiliates. The address of the Trustee is 2 N. LaSalle Street, Suite 1020, Chicago, IL 60602, Attn: Corporate Unit. The Trustee may own our notes, and transact other business with us, subject to the Trust Indenture Act.

No personal liability of directors, officers, employees and stockholders

No recourse for payment of the principal of, or premium or interest, if any, on any of the notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours contained in the indenture, or in any of the notes, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of ours or of any successor person, either directly or through us or any successor person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability, either at common law or in equity or by constitution or statute, is hereby waived and released as a condition of, and as consideration for, the execution of the indenture and the issuance of the notes.

Governing law

New York law governs the indenture, notes and the Sprint Communications Guarantee.

Form, denomination and registration of notes

We issued the notes in the form of global securities registered in the name of a nominee of DTC. Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form. See “—Exchange of global notes for certificated notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee, nor any agent of ours or the Trustee’s has or will have any responsibility or liability for:

1.	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

2.	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

1.	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

2.	we determine not to have the notes represented by a Global Note and provide written notice thereof to the Trustee; provided that in no event shall a Regulation S Global Note be exchanged for Certificated Notes prior to the expiration of the distribution compliance period and the receipt of any required Regulation S Certification; or

3.	there shall have occurred and be continuing a default or Event of Default with respect to the notes and DTC requests such exchange.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Selection

In the case of any partial redemption, selection of notes for redemption that are not held by the depositary will be made by the Trustee by such method as the Trustee deems to be fair and appropriate and which may provide for redemption of a portion of the principal amount of any note, provided that the unredeemed portion of the principal amount of any note redeemed in part must be in an authorized denomination. If any notes are to be redeemed in part only, the notice of redemption relating to those notes will state the portion of the principal amount of those notes to be redeemed. New notes in principal amount equal to the unredeemed portion of the notes will be issued in the name of the holders of the notes upon cancellation of the Original Notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States federal income tax consequences of an exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offer, but it is not a complete analysis of all the potential tax considerations relating to the Exchange Offer or the Exchange Notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not purport to address all of the United States federal income tax considerations that may be relevant to you in light of your particular circumstances or to certain categories of investors that may be subject to special tax rules, such as banks, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, traders in securities that utilize the mark-to-market method of tax accounting for their securities holdings, holders subject to the alternative minimum tax, and persons that hold the Original Notes and that will hold the Exchange Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this summary is limited to persons that hold the Original Notes and that will hold the Exchange Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than those pertaining to the federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws. You are urged to consult your own tax advisor regarding the United States federal, state, local and foreign tax consequences of exchanging the Original Notes for Exchange Notes and of holding and disposing of the Exchange Notes given your particular situation.

The exchange of an Original Note for an Exchange Note of the corresponding series pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. Rather, the Exchange Note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the corresponding Original Note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer, your holding period for an Exchange Note will include your holding period of the Original Note exchanged therefor, and your tax basis in an Exchange Note will be the same as your adjusted tax basis in the Original Note immediately before such exchange. The United States federal income tax consequences of holding and disposing of an Exchange Note received pursuant to the Exchange Offer generally will be the same as the United States federal income tax consequences of holding and disposing of an Original Note.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 180 days from the effective date of the registration statement of which this prospectus forms a part.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of each series of the Original Notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements of Sprint Corporation and subsidiaries as of March 31, 2014 and December 31, 2013 and 2012, and for the three-month transition period ended March 31, 2014, the year ended December 31, 2013 and the period from October 5, 2012 (date of incorporation) through December 31, 2012 incorporated by reference in this prospectus from Sprint Corporation’s Current Report on Form 8-K dated June 18, 2014 and the effectiveness of Sprint Corporation and subsidiaries’ internal control over financial reporting as of March 31, 2014 incorporated by reference in this prospectus from Sprint Corporation’s Transition Report on Form 10-K for the transition period from January 1, 2014 to March 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the fact that on July 10, 2013, SoftBank Corp. completed a merger with Sprint Communications, Inc. (formerly Sprint Nextel Corporation) by which Sprint Corporation was the acquiring company of Sprint Communications, Inc. and applied the acquisition method of accounting as of the merger date and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2012, and for each of the two years in the period ended December 31, 2012, incorporated in this prospectus by reference from Sprint Corporation’s Current Report on Form 8-K dated June 18, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Clearwire Corporation and subsidiaries as of July 9, 2013 and for the 190-day period ended July 9, 2013, incorporated in this prospectus by reference from Sprint Corporation’s Current Report on Form 8-K dated June 18, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an emphasis of matter paragraph relating to the acquisition of Clearwire Corporation by Sprint Communications, Inc. on July 9, 2013), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Sprint Communications, Inc. (formerly Sprint Nextel Corporation) and subsidiaries as of December 31, 2012, and the related consolidated statements of comprehensive loss, cash flows and stockholders’ equity for the 191-day period ended July 10, 2013, and each of the years in the two-year period ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, and with respect to the consolidated financial statements of Clearwire Corporation as of and for the two-year period ended December 31, 2012, Deloitte & Touche LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The audit report of KPMG LLP refers to the presentation of the consolidated statement of comprehensive loss in 2011 and testing of indefinite-lived intangible assets for impairment in 2012.

LEGAL MATTERS

The legality of the Exchange Notes offered by us will be passed on by Jones Day, New York, New York. Certain matters relating to the laws of the State of Kansas will be passed on for us by Polsinelli PC, Kansas City, Missouri.

SPRINT CORPORATION

Offer to Exchange up to $2,250,000,000

Aggregate Principal Amount of Newly

Issued 7.250% Notes due 2021

For

a Like Principal Amount of Outstanding

Restricted 7.250% Notes due 2021

Issued on September 11, 2013

Offer to Exchange up to $4,250,000,000

Aggregate Principal Amount of Newly

Issued 7.875% Notes due 2023

For

a Like Principal Amount of Outstanding

Restricted 7.875% Notes due 2023

Issued on September 11, 2013

Offer to Exchange up to $2,500,000,000

Aggregate Principal Amount of Newly

Issued 7.125% Notes due 2024

For

a Like Principal Amount of Outstanding

Restricted 7.125% Notes due 2024

Issued on December 12, 2013

PROSPECTUS

                , 2014

PART II

Item 20.	Indemnification of Directors and Officers.

Sprint Corporation

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the amended and restated certificate of incorporation and amended and restated bylaws of Sprint Corporation (“Sprint”).

Sprint is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article IX of Sprint’s amended and restated certificate of incorporation provides for such limitation of liability.

Article VI of Sprint’s bylaws states that Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the bylaws and indemnify the directors and officers against additional liabilities not indemnified under the bylaws.

Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint.

Sprint Communications, Inc.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Amended Articles of Incorporation and Amended and Restated Bylaws of Sprint Communications, Inc. (“Sprint Communications”).

Under Section 17–6305 of the Kansas General Corporation Code (the “KGCC”) a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Consistent with Section 17–6305 of the KGCC, Sections 5.1 and 5.2 of the Amended and Restated Bylaws of Sprint Communications provide that Sprint Communications will indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Sprint Communications. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 17–6002(b)(8) of the KGCC, Sprint Communications’ Amended Articles of Incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Communications or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the KGCC (unlawful payment of dividends)or (iv) transactions from which a director derives an improper personal benefit.

Under Section 5.6 of the Amended and Restated Bylaws of Sprint Communications, Sprint Communications may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of Sprint Communications, or who is or was serving at the request of Sprint Communications as a director, officer or employee of any other enterprise, against any liability arising out of his status as such, whether or not Sprint Communications would have the power to indemnify such persons against liability. Sprint Communications carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse Sprint Communications for liabilities indemnified under its Amended and Restated Bylaws.

Sprint Communications has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint Communications.

Item 21.	Exhibits And Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
(2)Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

2.1**	Agreement and Plan of Merger, dated as of July 27, 2009, by and among Sprint Nextel Corporation, Sprint Mozart, Inc. and Virgin Mobile USA, Inc.	8-K	001-04721	2.1	7/8/2009

2.2**	Agreement and Plan of Merger, dated as of October 15, 2012, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.	8-K	001-04721	2.1	10/15/2012

2.3	First Amendment to Agreement and Plan of Merger, dated November 29, 2012, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.	10-Q	001-04721	2.5	5/6/2013

2.4	Second Amendment to Agreement and Plan of Merger, dated April 12, 2013, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.	10-Q	001-04721	2.6	5/6/2013

2.5**	Third Amendment to Agreement and Plan of Merger, dated June 10, 2013, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc	8-K	001-04721	2.1	6/11/2013

2.6**	Agreement and Plan of Merger, dated as of December 17, 2012, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	8-K	001-04721	2.1	12/18/2012

2.7**	First Amendment to Agreement and Plan of Merger, dated as of April 18, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation (Filed as Annex-2 to Clearwire Corporation’s Proxy Statement)	DEFM 14A	001-34196		4/23/2014

2.8**	Second Amendment to Agreement and Plan of Merger, dated as of May 21, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	8-K	001-04721	2.1	5/22/2013

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit		Filing Date	Filed/ Furnished Herewith
2.9**	Third Amendment to Agreement and Plan of Merger, dated June 20, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	8-K	001-04721	2.1		6/21/2013

(3) Articles of Incorporation and Bylaws

3.1	Amended and Restated Certificate of Incorporation	8-K	001-04721	3.1		7/11/2013

3.2	Amended and Restated Bylaws	8-K	001-04721	3.2		8/7/2013

3.3	Amended Articles of Incorporation of Sprint Communications, Inc.						*

3.4	Amended and Restated Bylaws of Sprint Communications, Inc.						*

(4) Instruments Defining the Rights of Security Holders, including Indentures

4.1	The rights of Sprint’s equity security holders are defined in Sprint’s Amended and Restated Certificate of Incorporation. See Exhibit 3.1.

4.2	Indenture, dated as of October 1, 1998, by and among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	10-Q	001-04721	4	(b)	11/2/1998

4.3	First Supplemental Indenture, dated as of January 15, 1999, by and among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	8-K	001-04721	4	(b)	2/3/1999

4.4	Second Supplemental Indenture, dated as of October 15, 2001, by and among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	8-K	001-04721	99		10/29/2001

4.5	Third Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Capital Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	8-K	001-04721	4.5		9/11/2013

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
4.6	Indenture, dated as of November 20, 2006, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	11/9/2011

4.7	First Supplemental Indenture, dated as of November 9, 2011, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.2	11/9/2011

4.8	Second Supplemental Indenture, dated as of November 9, 2011, by and among Sprint Nextel Corporation, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.3	11/9/2011

4.9	Third Supplemental Indenture, dated as of March 1, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	3/1/2012

4.10	Fourth Supplemental Indenture, dated as of March 1, 2012, by and among Sprint Nextel Corporation, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.2	3/1/2012

4.11	Fifth Supplemental Indenture, dated as of August 14, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	8/14/2012

4.12	Sixth Supplemental Indenture, dated as of November 14, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	11/14/2012

4.13	Seventh Supplemental Indenture, dated as of November 20, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	11/20/2012

4.14	Eighth Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.4	9/11/2013

4.15	Ninth Supplemental Indenture, dated as of June 26, 2014, by and among Sprint Communications, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A.	10-Q	001-04721	4.1	8/8/14

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

4.16	Indenture, dated as of September 11, 2013, by and between Sprint Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	9/11/2013

4.17	First Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.2	9/11/2013

4.18	Second Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.3	9/11/2013

4.19	Third Supplemental Indenture, dated as of December 12, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	12/12/2013

4.20	2021 Notes Registration Rights Agreement, dated September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and J.P. Morgan Securities LLC as representative of the initial purchasers	8-K	001-04721	10.1	9/11/2013

4.21	2023 Notes Registration Rights Agreement, dated September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and J.P. Morgan Securities LLC as representative of the initial purchasers	8-K	001-04721	10.2	9/11/2013

4.22	2024 Notes Registration Rights Agreement, dated December 12, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers	8-K	001-04721	10.1	12/12/2013

(5) Opinions of Counsel

5.1	Opinion of Jones Day					*

5.2	Opinion of Polsinelli PC					*

(23) Consents of Experts and Counsel

23.1	Consent of Jones Day (included in Exhibit 5.1 hereto)					*

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

23.2	Consent of Polsinelli PC (included in Exhibit 5.2 hereto)					*

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm					*

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					*

23.5	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					*

23.6	Consent of Deloitte & Touche LLP, Independent Auditors					*

(24) Powers of Attorney

24.1	Power of Attorney with respect to Sprint Corporation					*

24.2	Power of Attorney with respect to Sprint Communications, Inc.					*

(25) Statement of Eligibility of Trustee

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1					*

(99) Additional Exhibits

99.1	Form of Letter of Transmittal					*

*	Filed or furnished, as required.
**	Schedules and/or exhibits not filed will be furnished to the SEC upon request, pursuant to Item 601(b)(2) of Regulation S-K.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the exchange offer required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the exchange offer prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the exchange offer containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the exchange offer made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 6th day of October, 2014.

SPRINT CORPORATION

By:	/s/ Charles R. Wunsch
Name:	Charles R. Wunsch
Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raul Marcelo Claure	Chief Executive Officer, President and Director (Principal Executive Officer)	October 6, 2014

* Joseph J. Euteneuer	Chief Financial Officer (Principal Financial Officer)	October 6, 2014

* Paul W. Schieber, Jr.	Vice President and Controller (Principal Accounting Officer)	October 6, 2014

* Masayoshi Son	Chairman of the Board	October 6, 2014

* Ronald D. Fisher	Vice Chairman of the Board	October 6, 2014

* Gordon M. Bethune	Director	October 6, 2014

* Robert R. Bennett	Director	October 6, 2014

* Frank Ianna	Director	October 6, 2014

* Adm. Michael G. Mullen	Director	October 6, 2014

* Sara Martinez Tucker	Director	October 6, 2014

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Charles R. Wunsch Charles R. Wunsch as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 6th day of October, 2014.

SPRINT COMMUNICATIONS, INC.

By:	/s/ Charles R. Wunsch
Name:	Charles R. Wunsch
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raul Marcelo Claure	President (Principal Executive Officer)	October 6, 2014

* Joseph J. Euteneuer	Chief Financial Officer (Principal Financial Officer)	October 6, 2014

* Paul W. Schieber, Jr.	Vice President and Controller (Principal Accounting Officer)	October 6, 2014

* Stefan K. Schnopp	Director	October 6, 2014

* Timothy P. O’Grady	Director	October 6, 2014

* Charles R. Wunsch	Director	October 6, 2014

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Charles R. Wunsch Charles R. Wunsch as Attorney-in-Fact

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

(2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

2.1**	Agreement and Plan of Merger, dated as of July 27, 2009, by and among Sprint Nextel Corporation, Sprint Mozart, Inc. and Virgin Mobile USA, Inc.	8-K	001-04721	2.1	7/8/2009

2.2**	Agreement and Plan of Merger, dated as of October 15, 2012, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.	8-K	001-04721	2.1	10/15/2012

2.3	First Amendment to Agreement and Plan of Merger, dated November 29, 2012, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.	10-Q	001-04721	2.5	5/6/2013

2.4	Second Amendment to Agreement and Plan of Merger, dated April 12, 2013, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.	10-Q	001-04721	2.6	5/6/2013

2.5**	Third Amendment to Agreement and Plan of Merger, dated June 10, 2013, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc	8-K	001-04721	2.1	6/11/2013

2.6**	Agreement and Plan of Merger, dated as of December 17, 2012, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	8-K	001-04721	2.1	12/18/2012

2.7**	First Amendment to Agreement and Plan of Merger, dated as of April 18, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation (Filed as Annex-2 to Clearwire Corporation’s Proxy Statement)	DEFM 14A	001-34196		4/23/2014

2.8**	Second Amendment to Agreement and Plan of Merger, dated as of May 21, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	8-K	001-04721	2.1	5/22/2013

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

2.9**	Third Amendment to Agreement and Plan of Merger, dated June 20, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation	8-K	001-04721	2.1	6/21/2013

(3) Articles of Incorporation and Bylaws

3.1	Amended and Restated Certificate of Incorporation	8-K	001-04721	3.1	7/11/2013

3.2	Amended and Restated Bylaws	8-K	001-04721	3.2	8/7/2013

3.3	Amended Articles of Incorporation of Sprint Communications, Inc.					*

3.4	Amended and Restated Bylaws of Sprint Communications, Inc.					*

(4) Instruments Defining the Rights of Security Holders, including Indentures

4.1	The rights of Sprint’s equity security holders are defined in Sprint’s Amended and Restated Certificate of Incorporation. See Exhibit 3.1.

4.2	Indenture, dated as of October 1, 1998, by and among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	10-Q	001-04721	4(b)	11/2/1998

4.3	First Supplemental Indenture, dated as of January 15, 1999, by and among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	8-K	001-04721	4(b)	2/3/1999

4.4	Second Supplemental Indenture, dated as of October 15, 2001, by and among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	8-K	001-04721	99	10/29/2001

4.5	Third Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Capital Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.)	8-K	001-04721	4.5	9/11/2013

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

4.6	Indenture, dated as of November 20, 2006, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	11/9/2011

4.7	First Supplemental Indenture, dated as of November 9, 2011, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.2	11/9/2011

4.8	Second Supplemental Indenture, dated as of November 9, 2011, by and among Sprint Nextel Corporation, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.3	11/9/2011

4.9	Third Supplemental Indenture, dated as of March 1, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	3/1/2012

4.10	Fourth Supplemental Indenture, dated as of March 1, 2012, by and among Sprint Nextel Corporation, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.2	3/1/2012

4.11	Fifth Supplemental Indenture, dated as of August 14, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	8/14/2012

4.12	Sixth Supplemental Indenture, dated as of November 14, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	11/14/2012

4.13	Seventh Supplemental Indenture, dated as of November 20, 2012, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	11/20/2012

4.14	Eighth Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.4	9/11/2013

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

4.15	Ninth Supplemental Indenture, dated as of June 26, 2014, by and among Sprint Communications, Inc. , the guarantors named therein and The Bank of New York Mellon Trust Company, N.A.	10-Q	001-04721	4.1	8/8/14

4.16	Indenture, dated as of September 11, 2013, by and between Sprint Corporation and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	9/11/2013

4.17	First Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.2	9/11/2013

4.18	Second Supplemental Indenture, dated as of September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.3	9/11/2013

4.19	Third Supplemental Indenture, dated as of December 12, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and The Bank of New York Mellon Trust Company, N.A.	8-K	001-04721	4.1	12/12/2013

4.20	2021 Notes Registration Rights Agreement, dated September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and J.P. Morgan Securities LLC as representative of the initial purchasers	8-K	001-04721	10.1	9/11/2013

4.21	2023 Notes Registration Rights Agreement, dated September 11, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and J.P. Morgan Securities LLC as representative of the initial purchasers	8-K	001-04721	10.2	9/11/2013

4.22	2024 Notes Registration Rights Agreement, dated December 12, 2013, by and among Sprint Corporation, Sprint Communications, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers	8-K	001-04721	10.1	12/12/2013

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

(5) Opinions of Counsel

5.1	Opinion of Jones Day					*

5.2	Opinion of Polsinelli PC					*

(23) Consents of Experts and Counsel

23.1	Consent of Jones Day (included in Exhibit 5.1 hereto)					*

23.2	Consent of Polsinelli PC (included in Exhibit 5.2 hereto)					*

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm					*

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					*

23.5	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					*

23.6	Consent of Deloitte & Touche LLP, Independent Auditors					*

(24) Powers of Attorney

24.1	Power of Attorney with respect to Sprint Corporation					*

24.2	Power of Attorney with respect to Sprint Communications, Inc.					*

(25) Statement of Eligibility of Trustee

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1					*

(99) Additional Exhibits

99.1	Form of Letter of Transmittal					*